Exhibit 99.1
DEBT RESOLVE, INC.
707 Westchester Avenue, Suite L7
White Plains, New York 10604

September 24, 2007

VIA FACSIMILE

Credint Holdings, LLC
c/o Prairie Capital III, L.P.
191 North Wacker Drive, Suite 800
Chicago, Illinois 60606
Attention: C. Bryan Daniels and Steven J. Groya

Re: Notice of Termination of Securities Purchase Agreement

Dear Messrs. Daniels and Groya:

Reference is made to that certain Securities Purchase Agreement, dated as of April 30, 2007, by and among Credint Holdings, LLC (“Seller”), Prairie Capital III, L.P., Prairie Capital III QP, LLC, W. Thomas Caffery, JPM Mezzanine Capital, LLC, Madison Capital Funding, LLC, Bruce Gray, John Farinacci, Gary Holter, Thomas Hinman, Shawn Costanzo, Lawrence Rizzo, Brent Henderson, Barbara Wagner, Linda Schulz and Debt Resolve, Inc. (“Buyer”), as amended (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement.

Pursuant to Sections 13.1(b) and 13.1(d) of the Agreement, Buyer hereby terminates the Agreement effective immediately. Buyer is terminating the Agreement under Section 13.1(b) due to Seller’s breach of its representations and warranties (which are not capable of being cured) set forth in Sections 4.7(a) and 4.14(b)(ii) of the Agreement and Seller’s breach of its covenants under Section 8.5(h), and under Section 13.1(d) due to the occurrence of a Material Adverse Effect with respect to the Company.

Pursuant to Section 9.1 of the Agreement, Seller and the Holders and their representatives are hereby instructed to return to Buyer all non-public financial information, business records and other non-public information concerning Buyer and destroy all other related work papers, data files and other records. In connection with this notice of termination, Buyer reserves all of its rights under the Agreement, including, but not limited to, the rights specified in Section 13.2.

DEBT RESOLVE, INC.

Date:	By:	/s/ James. D. Burchetta
Name: James D. Burchetta
Title : Chief Executive Officer

cc: Alexis A. Cooper, Esq. and Roger Wilen, Esq., Schiff Hardin LLP
Spencer G. Feldman, Esq., Greenberg Traurig, LLP
Mr. Bruce Gray, Creditors Interchange, Inc.

NY 238532649v3